Exhibit 99.1

                 SiriCOMM Enters Network Pilot Program With ACS

           Network to Be Installed at PrePass Roadside Weigh Stations

JOPLIN, Mo., May 5 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin Board:
SIRC), an applications service provider and nationwide broadband wireless network operator serving the highway transportation industry, today announced a pilot project agreement with ACS State and Local Solutions, Incorporated ("ACS"). Under terms of the agreement, SiriCOMM will install SiriCOMM Wi-Fi Hot Spots at eleven select PrePass locations. Upon successful completion of the pilot program, SiriCOMM will serve as the data communications service provider for operations of the PrePass service at all PrePass locations.

PrePass is an automatic vehicle identification (AVI) system operated by ACS that allows participating transponder-equipped commercial vehicles to bypass designated weigh stations. PrePass is currently available at 252 weigh stations in 24 states.

The purpose of the pilot program is for ACS and SiriCOMM to jointly implement and evaluate the capability of SiriCOMM's network to support the PrePass program. SiriCOMM will install a SiriCOMM Wi-Fi Hot Spot at each of the ten PrePass test sites. The pilot program will demonstrate the network's ability to provide broadband data connectivity in support of the operation, maintenance, messaging, and other services at PrePass roadside weigh stations. ACS will pay to SiriCOMM a monthly service fee per site during the term of the pilot program. The eleven selected PrePass test sites are located in the following cities:
Harrisonville, MO; Riverside, AR; Cordelia, CA; Joplin, MO (2); Coffee, TN (2); Cleburne, AL; North Platte, NE; Delta, LA; and Bovina, MS. A complete SiriCOMM system will also be installed at the ACS network operations center, located in Tarrytown, NY. ACS is responsible for securing agreements from the requisite state officials for approval to install the SiriCOMM equipment.

"Our network technology was designed specifically for the transportation industry with a focused goal of improving operations through better communication. Extending our network to weigh stations throughout the country will showcase how a unified network can serve the entire industry," commented David Mendez, executive vice president of sales and marketing at SiriCOMM. "We are excited to provide technologies that will expand the boundaries of what's possible at the roadside and, most of all, we are excited about working with ACS and the PrePass program."

ACS and SiriCOMM have agreed to explore future value added services for both the government and the commercial carrier market upon successful completion of the pilot program.

SiriCOMM's network solution is a convergence of IEEE 802.11 wireless- fidelity (Wi-Fi) networking and satellite communications. The technology combination creates a unique opportunity capable of serving any North American location with cost efficient, high-speed wireless Internet access. The solution utilizes processes that make available higher than normal data transmission rates while reducing inherent latency delays, resulting in response times that typically are one-third less than that of many satellite data services. SiriCOMM Wi-Fi Hot Spots are presently installed at 255 Pilot Travel Centers nationwide as well as independently operated travel centers and truck fleet terminals. The Company plans to continue installing hot spots, focusing on high-traffic locations frequented by truck drivers and other industry stakeholders.

About ACS

ACS, a FORTUNE 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class-A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

ACS State and Local Solutions is under contract to HELP, Inc. to operate the PrePass program.

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About SiriCOMM

SiriCOMM intends to provide nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

SOURCE  SiriCOMM, Inc.

/CONTACT: Jackie Seneker of SiriCOMM, Inc., +1-417-626-9971, info@siricomm.com / /Web site: http://www.acs-inc.comhttp://www.siricomm.com / (SIRC ACS)